Exhibit 99.B(11)

Opinion and Consent of Counsel

[DECHERT LLP LETTERHEAD]

March 19, 2014

Board of Trustees

ING Investors Trust

7337 East Doubletree Ranch Road, Suite 100

Scottsdale, Arizona 85258-2034

Re:	ING Investors Trust, on behalf of ING Large Cap Growth Portfolio (to be renamed Voya Large Cap Growth Portfolio on or about May 1, 2014)

Ladies and Gentlemen:

We have acted as counsel to ING Investors Trust (to be renamed Voya Investors Trust), a Massachusetts Business Trust (the “Trust”), and we have a general familiarity with the Trust’s business operations, practices and procedures. You have asked for our opinion regarding the issuance of shares of beneficial interest by the Trust in connection with the acquisition by ING Large Cap Growth Portfolio (which is anticipated to be named Voya Large Cap Growth Portfolio prior to the date of effectiveness of the Registration Statement (defined below)), a series of the Trust, of the assets of ING Marsico Growth Portfolio (which is anticipated to be named VY Marsico Growth Portfolio prior to the date of effectiveness of the Registration Statement (defined below)), another series of the Trust, which are being registered on a Form N-14 Registration Statement (the “Registration Statement”) filed by the Trust with the U.S. Securities and Exchange Commission.

We have examined originals or certified copies, or copies otherwise identified to our satisfaction as being true copies, of various corporate records of the Trust and such other instruments, documents and records as we have deemed necessary in order to render this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents examined by us and the correctness of all statements of fact contained in those documents.

On the basis of, and subject to, the foregoing, it is our opinion that the authorized shares of beneficial interest of ING Large Cap Growth Portfolio being registered under the Securities Act of 1933, as amended (“1933 Act”), in the Registration Statement have been duly authorized and will be legally and validly issued, fully paid and non-assessable by the Trust when issued in connection with the transfer of the assets of ING Marsico Growth Portfolio pursuant to the terms of the Agreement and Plan of Reorganization included in the Registration Statement.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to all references to our firm therein. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP